Exhibit 8.1 2900 K Street NW North Tower - Suite 200 Washington, DC 20007-5118 202.625.3500 tel www.katten.com

March 10, 2021

To the Addressees Listed

     on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2021-1 – Tax Opinion

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2021-1 (the “Issuer”), as to certain matters in connection with the issuance of the $255,090,000 Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $519,000,000 Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $312,430,000 Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $115,590,000 Class B Asset Backed Notes (the “Class B Notes”), $143,490,000 Class C Asset Backed Notes (the “Class C Notes”), $109,210,000 Class D Asset Backed Notes (the “Class D Notes”) and $45,440,000 Class E Asset Backed Notes (the “Class E Notes” and collectively with the Publicly Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of March 10, 2021 (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the certificate which will be issued pursuant to a Trust Agreement, dated as of January 22, 2021 as amended and restated as of March 10, 2021 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means the Preliminary Prospectus together with the Final Prospectus.

The term “Registration Statement” means (i) the Registration Statement on Form SF-3 (No. 333-228632), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form SF-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus” means the

KATTEN MUCHIN ROSENMAN LLP

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A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

To the Addressees Listed

on Schedule One Attached Hereto

March 10, 2021

preliminary prospectus, dated February 24, 2021 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations (“Rules and Regulations”) of the Commission under the 1933 Act. The term “Prospectus” means the prospectus, dated March 2, 2021 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of March 10, 2021 among the Issuer, AmeriCredit, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1)      To the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than AFS SenSub and its affiliates for such purposes, the Publicly Offered Notes will constitute indebtedness, and although such conclusion is not free from doubt, the Class E Notes should constitute indebtedness, and not an ownership interest in the automobile loan contracts, nor an equity interest in the Issuer or in a separate association taxable as a corporation or other taxable entity.

To the Addressees Listed

on Schedule One Attached Hereto

March 10, 2021

(2)      Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

(3)      The statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes and it may not be relied on by any other party or quoted without our express consent in writing.

Except for the opinions set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. Copies of this letter may not be made available, and this letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental or regulatory authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this letter may be made available as provided herein and (iii) as otherwise required by law or in connection with any action to which you are a party arising out of the transactions contemplated hereunder to support an assertion by you of a due diligence defense under federal securities laws. Copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof. We place no limitations in this tax opinion, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.
AmeriCredit Automobile Receivables
Trust 2021-1
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102

AFS SenSub Corp.
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102

Citibank, N.A.,
as Trustee and Trust Collateral Agent
388 Greenwich Street
New York, New York 10013

BNP Paribas Securities Corp.
as a Representative
787 7th Avenue
New York, New York 10019

Deutsche Bank Securities Inc.
as a Representative
60 Wall Street, 5th Floor
New York, New York 10005

J.P. Morgan Securities LLC
as a Representative
383 Madison Avenue, 8th Floor
New York, New York 10179

Wells Fargo Securities, LLC
as a Representative
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

Barclays Capital Inc.
745 7th Avenue
New York, New York 10019

Credit Agricole Securities (USA) Inc.
1301 Avenue of the Americas
New York, New York 10019

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

SG Americas Securities, LLC
245 Park Avenue
New York, New York 10167

Wilmington Trust Company,
as Owner Trustee
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

Fitch Ratings, Inc.
33 Whitehall Street
New York, New York 10004

S&P Global Ratings
55 Water Street, 41st Floor
New York, New York 10041

Ernst & Young LLP
5 Times Square
New York, New York 10036